UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2009

RIVERVIEW BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-22957	91-1838969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Washington Street, Suite 900, Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (360) 693-6650

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Beginning in the first quarter of 2009, Riverview Bancorp, Inc. (the “Company”), adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 is applicable on a prospective basis; however, the presentation and disclosure requirements must be applied retrospectively when prior periods are presented in future filings. The Company is filing this Form 8-K to provide investors with information from prior periods in order to assist them in making comparisons of financial information for current and future periods with financial information for such prior periods, in light of the retrospective presentation and disclosure requirements of SFAS 160.

SFAS No. 160 establishes accounting and reporting standards for noncontrollings interest (i.e., minority interests) in a subsidiary, including changes in a parent’s ownership interest in a subsidiary, and requires, among other things, that noncontrolling interests in subsidiaries be classified as equity. Upon adoption on April 1, 2009, the Company reclassified $364,000 and $292,000 from “accrued expenses and other liabilities” into the equity section on its Consolidated Balance Sheet for the years ended March 31, 2009 and 2008, respectively. The resulting impact increased total equity to $89,027,000 and $92,877,000 and reduced total liabilities to $825,306,000 and $793,972,000 for the years ended March 31, 2009 and 2008, respectively. The Company did not update its Consolidated Statement of Operations as the impact from net income attributable to the noncontrolling interest was not deemed material to the Consolidated Financial Statements. The net income attributable to the noncontrolling interest was $72,000 for the years ended March 31, 2009 and 2008.

The information in this Current Report on Form 8-K should be read in conjunction with the 2009 Form 10-K.  More current information is contained in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009 (the “Form 10-Q”) and other filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERVIEW BANCORP, INC.

Date: October 22, 2009	/s/Kevin J. Lycklama
Kevin J. Lycklama
Chief Financial Officer
(Principal Financial Officer)